

British (b. 1977)

Lynette Yiadom-Boakye

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24% Progress



The Painting

This painting is similar to one we exited in 2024 that delivered 17% total net returns after 144 days held.

Initial Offering Price	$500,000
Offering Circular	sec.gov
Deal Sheet	Download

Previous E

In April 2024 net returns a

Initial Offer
Sold For
IRR
Profit from

Fundamentals

Exit on Similar Work: In '24, Masterworks exited another Yiadom-Boakye portrait, realizing a 17% total net return over a 144 day hold period. Past performance not indicative of future returns.

Consistent Market Growth: Yiadom-Boakye has seen seven straight years of turnover growth at auction, going from $2.1M in '18 to $12.9M in '24.

Attractive Record Price: Yiadom-Boakye's record price appreciation has grown 40.2% annually between 2013 and 2024, and currently stands at $3 million.

Museum Prestige: Yiadom-Boakye has been collected by some of the most prestigious museums in the world, including the MoMA, the LACMA, the Tate, and the Guggenheim Bilbao, among others.

Special Series: This painting is from a series of five reclining figures Yiadom-Boakye made specifically for the Camden Art Centre exhibition Making & Unmaking, a large group exhibition curated by the fashion designer Duro Olowu.

Museum Style: A similar, large-scale painting of a reclining figure by Yiadom-Boakye, Repose 3, is in the permanent collection of the Dallas Museum of Art.

Artnet's "Most Bankable": Yiadom-Boakye was the number one "most bankable" ultra-contemporary artist (artists born after 1974) in Artnet's 2024 Intelligence Report based on total auction turnover, with 100% sell-through rate and $12.9 million in total sales.

*Previous Masterworks exit featuring artwork by Lynette Yiadom-Boakye not included in set of similar sales to live offering.

Emerging

Artist Risk Classification



Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is Emerging based on scoring in Masterworks internal Artist Market Rating Profiles.

The Artist

Lynette Yiadom-Boakye (b. 1977, London, England) is an acclaimed British-Ghanaian painter and writer recognized for her timeless depictions of black subjects. She uses found images, memories, literature and the history of painting as sources for her work. Each painting is an exploration of a different mood, movement and pose, worked out on the surface of the canvas.

Important Collectors and Museums

Alicia Keys & Swizz Beatz Musicians	**British Council Collection** United Kingdom	**Fondation Louis Vuitton** Paris, France
François Pinault Businessman	**Guggenheim Bilbao** Bilbao, Spain	**LACMA** Los Angeles, CA

Financials

Price Appreciation of Similar Works

26.1%


$600k
$500k
$400k
$300k
$200k
$100k
2014
2016
2018
2020
2022
2024

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
 [redacted]	2016	24 × 30 in	7/9/2025	$500,000
 Kingfisher	2011	28 × 26 in	3/6/2024	$602,565
 Wishes Above Needs	2011	32 × 26 in	2/28/2023	$545,529.99
 A Political Shirt (2010)	2010	19 × 16 in	3/2/2022	$191,680
 Casework	2011	18 × 16 in	11/18/2021	$428,400
 Wren	2011	22 × 20 in	10/13/2021	$378,921.47
 "Risen" (2014)	2014	25 × 19 in	5/13/2021	$350,000
 Marsh Warbler	2013	34 × 30 in	9/24/2014	$65,160

LYNETTE YIADOM-BOAKYE

b. 1977, UNITED KINGDOM



$500,000

INITIAL OFFERING

26.1%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

40.2%

ANNUAL GROWTH OF RECORD PRICE[1]

Acrylic on canvas | 24 × 30 in.

Lynette Yiadom-Boakye is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments.

The Artwork is a single-figure portrait in Lynette Yiadom-Boakye's signature mysterious, painterly style. The Artwork is from a series of five reclining figures Lynette Yiadom-Boakye made specifically for the Camden Art Centre exhibition Making & Unmaking, a large group exhibition curated by the fashion designer Duro Olowu. The series is defined by the reclined posture of the figures and vibrantly colored and patterned fabrics featured in the paintings. Lynette Yiadom-Boakye has continued to explore the subject of a reclining male figure in her paintings. A similar, large-scale painting of a reclining figure by Lynette Yiadom-Boakye, Repose 3, 2018, is in the permanent collection of the Dallas Museum of Art. The Artwork is a mid-scale, horizontal portrait painting of a reclining Black man propped up on his elbow, looking out over his shoulder to the viewer. The background and figure's skin tone are executed in warm shades of brown, drawing the viewer's focus to his contrasting red, black, and white plaid vest. The Artwork is closely comparable to Kingfisher (2011), which sold for $602,565 (£472,600) at Sotheby's London on March 7, 2024. Auction records for artworks similar in scale, style, and period are led by Kingfisher (2011), which sold for $602,565 (£472,600) at Sotheby's London on March 7, 2024, followed by Wishes Above Needs (2011), which sold for $545,530 (£453,600) at Christie's London on March 1, 2023, and Casework (2011), which sold for $428,400 at Phillips New York on November 18, 2021..

Lynette Yiadom-Boakye is represented by Jack Shainman Gallery and Corvi-Mora Gallery. In 2022, she was the subject of a major solo exhibition at the Tate in London titled Fly in League with the Night, which traveled to Moderna Museet in Stockholm, K20 in Dusseldorf, and MUDAM in Luxembourg. Her most recent solo exhibition, No Twilight Too Mighty, was held at the Guggenheim Bilbao in 2023. In addition to an impressive exhibition history, Yiadom-Boakye's paintings are held in prestigious permanent collections around the world, including the Tate in London,

THE ARTIST'S AUCTION RECORDS ARE CURRENTLY LED BY ROYAL FIREWORKS (1975), WHICH SOLD FOR $7,895,300 AT SOTHEBY'S NEW YORK ON JUNE 29, 2020, DREAM DECISION (1976), WHICH SOLD FOR $5,894,100 AT SOTHEBY'S NEW YORK ON NOVEMBER 19, 2021, AND CIRCE (1974), WHICH SOLD FOR $4,769,000 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.

Victoria & Albert Museum in London, Museum of Modern Art in New York, Studio Museum in New York, San Francisco Museum of Modern Art, Institute of Contemporary Art in Boston, Dallas Museum of Art, Kunstmuseum Basel in Switzerland, Museum of Contemporary Art in Los Angeles, and the Yale Center for British Art in Connecticut, among many others. She's also a favorite among private collectors, including Alicia Keys and Swizz Beatz, Francois-Henri Pinault, among others. She is considered a leader in the art market's renewed interest in portraiture, and three of her top ten auction records have been achieved since the beginning of 2023. Her auction records are led by Six Birds in the Bush (2015), which sold for $3,602,765 (£2,952,000) at Sotheby's London on October 12, 2023, followed by Black Allegiance to the Cunning (2018), which sold for $2,954,000 at Christie's New York on May 14, 2024, and Diplomacy III (2009), which sold for $1,950,000 on May 11, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


602565
545530
428400
378921
336000
184013
65160
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Lynette Yiadom-Boakye (b. 1977, London, United Kingdom) is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments. Born and raised in London to Ghanaian parents, Yiadom-Boakye attended the Central Saint Martins College of Art and Design for a year before transferring to Falmouth College of Arts in 1997. She graduated in 2000 and went on to receive her MFA from the Royal Academy Schools in 2003. Inspired by the techniques of early twentieth-century and the subjects of contemporary artists like Edgar Degas, Édouard Manet, Walter Sickert, Lisa Yuskavage, Chris Offili, and Isaac Julien, Yiadom-Boakye developed a layered, quick, and loose brushstroke style with a dark, restrained palette. Existing outside the bounds of space and time, the fictitious Black figures in her portraits illustrate mundane moments of joy and peace and raise questions about identity and representation. In 2010, Yiadom-Boakye held her first solo exhibition, Essays and Documents, at Jack Shainman Gallery in New York. She has since been celebrated for her prolific contribution to contemporary painting, receiving the Pinchuk Foundation Future Generation Prize in 2012, the Carnegie Prize in 2018, and being nominated as a finalist for Turner Prize in 2013. In 2019, she was featured in Ghana's first pavilion at the Venice Biennale. Yiadom-Boakye continues to live and work in London.





LYNETTE YIADOM-BOAKYE



1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Lynette Yiadom-Boakye with the following criteria: Single figure portrait paintings on canvas executed since 2010 that measure between 16 inches by 16 inches and 40 inches by 40 inches, excluding full length portraits. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Lynette Yiadom-Boakye have a record price compound annual growth rate ("CAGR") of 40.2% from October 17, 2013 to December 31, 2024. This calculation is based on (i) a record price of $67,124 on October 17, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,979,020, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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